As filed with the Securities and Exchange Commission on October 14, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APOGEE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0919654
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4400 West 78th Street, Suite 520

Minneapolis, Minnesota 55435

(Address of principal executive offices, including zip code)

APOGEE ENTERPRISES, INC. 2011 DEFERRED COMPENSATION PLAN

(Full title of the plan)

Patricia A. Beithon, Esq.

General Counsel and Secretary

Apogee Enterprises, Inc.

4400 West 78th Street, Suite 520

Minneapolis, Minnesota 55435

(952) 835-1874

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$6,000,000	100%	$6,000,000	$428

(1)	The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the Apogee Enterprises, Inc. 2011 Deferred Compensation Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by Apogee Enterprises, Inc. (“we,” “us” or “Apogee”), are incorporated by reference in this registration statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended February 27, 2010;

(b)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 29, 2010 and August 28, 2010; and

(c)	Our Current Reports on Form 8-K filed on May 3, 2010, June 25, 2010 and October 12, 2010.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

The securities offered hereby are deferred compensation obligations, which are being offered to eligible employees of Apogee and its participating affiliates under the Apogee Enterprises, Inc. 2011 Deferred Compensation Plan (the “Plan”). The Plan allows for deferrals by participants, in accordance with the terms of the Plan, of base salary, sales commissions, bonuses and other cash or equity-based compensation approved by Apogee’s Compensation Committee (each an “Employee Deferral”). The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan. Participants’ accounts may also be credited with discretionary employer contributions as specified in the Plan.

The deferred amounts described above (including the Employee Deferrals and discretionary employer contributions) will be credited with earnings and investment gains and losses by assuming that the deferred amounts were invested in one or more hypothetical investment options selected by the participant in accordance with the terms of the Plan. The deemed investment alternatives include various investment funds with different degrees of risk. An Apogee common stock fund is not one of the investment funds available under the Plan. Participants may reallocate amounts among the various investment alternatives on a daily basis. The deferrals will not actually be invested in the investment alternatives available under the Plan. These deemed investment alternatives are merely measuring tools to determine the value of the participant’s account under the Plan. Although a “rabbi trust” has been established which will hold assets to be used solely to pay benefits to Plan participants, there is no requirement to actually purchase these investments with trust assets. Participants do not have any preferential right to any assets in the trust.

The obligations to make payments under the Plan are unsecured obligations and are subject to the claims of general creditors. These obligations will rank equally with other unsecured indebtedness from time to time outstanding. All amounts payable to participants under the Plan are denominated in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. Rights to payment under the Plan are not convertible into another security.

The Plan may be amended prospectively, retroactively or terminated at any time. No amendment will reduce a participant’s account balance as of the date of such amendment. In no event will Apogee be responsible for any decline in a participant’s account balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of one or more investment alternatives.

A participant’s rights or the rights of any other person to receive payment of deferred compensation obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the Plan.

The foregoing summarizes the material terms and provisions of the deferred compensation obligations. It is not a complete legal description of the deferred compensation obligations and is qualified in its entirety by reference to the Plan.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•

reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

Article VII of our Amended and Restated Bylaws, as amended, provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 521 of the Minnesota Business Corporation Act described above.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers Apogee for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Apogee Enterprises, Inc. 2011 Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to Apogee’s Current Report on Form 8-K filed on October 12, 2010).

5.1	Opinion of Dorsey & Whitney LLP.*

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).*

23.2	Consent of Independent Registered Public Accounting Firm.*

24.1	Power of Attorney.*

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 14, 2010.

APOGEE ENTERPRISES, INC.

By:	/s/ Russell Huffer
Russell Huffer
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on October 14, 2010.

Signature	Title

/s/ Russell Huffer Russell Huffer	Chairman, President and Chief Executive Officer (principal executive officer)

/s/ James S. Porter James S. Porter	Chief Financial Officer (principal financial and accounting officer)

* Bernard P. Aldrich	Director

* Jerome L. Davis	Director

* Sara L. Hays	Director

* John T. Manning	Director

* Robert J. Marzec	Director

* Stephen C. Mitchell	Director

* Richard V. Reynolds	Director

* David E. Weiss	Director

*By:	/s/ Patricia A. Beithon Patricia A. Beithon Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Apogee Enterprises, Inc. 2011 Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to Apogee’s Current Report on Form 8-K filed on October 12, 2010).

5.1	Opinion of Dorsey & Whitney LLP.*

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).*

23.2	Consent of Independent Registered Public Accounting Firm.*

24.1	Power of Attorney.*

*	Filed herewith